Exhibit 18.3

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Omitted Information is indicated by [***]

FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT

EVE SOLUÇÕES DE MOBILIDADE AÉREA URBANA LTDA., located at Rodovia Presidente Dutra, s/nº – KM 134, Eugênio de Melo – ZIP Code 12247-004, building E-571, in the City of São José dos Campos, State of São Paulo, enrolled with the CNPJ under No. 42.128.214/0001-98 (“Eve”); and SIMONE GALVAO DE OLIVEIRA, LEGAL COMPLIANCE LEADER, holder of Identity Card (RG) No. [***], enrolled with CPF under No. [***], residing and domiciled at [***] (“Employee”).

WHEREAS:

(i) on September 4, 2023, Eve and the Employee executed an Employment Agreement, pursuant to which the Employee was hired to occupy the position of LEGAL COMPLIANCE LEADER;

(ii) the Employee’s education, position held and salary level ensure full capacity to understand and negotiate the terms addressed herein, including the Employee within the category provided for in Article 444, Sole Paragraph, of the Brazilian Labor Code (CLT);

(iii) the Employee’s activities with a competitor, once the employment relationship with Eve has ended, may cause damage to the company; the Parties resolve, by mutual agreement, to execute this First Amendment to the Employment Agreement (“Amendment”), which shall be governed by the clauses and conditions set forth below.

CLAUSE ONE – NON-COMPETE OBLIGATION

1.1. The termination of the Employment Agreement shall immediately initiate the non-compete obligation established herein, unless Eve expressly states, in writing, within ten (10) days counted from the termination date, that the Employee shall be free from complying with said obligation.

1.2. The Employee undertakes, for a period of up to twelve (12) months counted from the termination of the Employment Agreement, to:

(i) not carry out or intermediate business in his/her own name or on behalf of third parties, nor engage, be employed by, or render services, directly or indirectly, to any other individuals or legal entities that, directly or indirectly, are engaged in activities currently developed, related activities, or activities that may be developed by Eve; and

(ii) not render, directly or indirectly, advisory services, consulting services, or in any way collaborate, free of charge or for consideration, with any individual or legal entity engaged in any competing or rival company, or that intends to compete with Eve in activities currently developed, related activities, or activities that may be developed by Eve.

1.2.1. Competitor or competing entity, for the purposes of this instrument, comprises individuals or legal entities that, directly or indirectly, are engaged in activities currently developed, related activities, or activities that may be developed by Eve, including, purely by way of example, the companies listed in Annex I to this Agreement.

1.2.2. Considering the multi-territoriality of Eve’s sector of activity, the non-compete obligation established herein shall have global applicability.

1.3. As remuneration for the period of the non-compete obligation after the termination of the Employment Agreement, Eve shall pay the Employee monthly remuneration equivalent to the Employee’s base monthly salary during the non-compete period after termination (“Compensation”). However, should Eve decide, at its sole discretion, pursuant to Clause 1.1, not to require (or to partially require) compliance with the non-compete obligation after termination of the Employment Agreement, the monthly compensation established herein shall not be due (or shall be proportionally reduced).

1.4. Any breach of the non-compete obligation after the termination of the Employment Agreement shall immediately cancel payment of the Compensation. In addition, the Employee shall reimburse Eve for all amounts already received during the post-contractual restriction period, as well as be required to pay a non-compensatory penalty in an amount corresponding to the full remuneration that would have been received had the obligation been observed throughout the entire post-contractual restriction period, without prejudice to specific performance and payment of compensation for losses and damages eventually suffered by Eve as a result thereof.

1.5. The Parties agree that this non-compete clause applies to the following termination scenarios: (i) at the Employee’s initiative; (ii) for cause; or (iii) due to violation of Eve’s Code of Ethics and Conduct.

CLAUSE TWO – NON-SOLICITATION

2.1. The Employee undertakes, for a period of twelve (12) months counted from the termination of the Employment Agreement, to: (i) not hire or engage, directly or indirectly, with any person who is or has been, in the twelve (12) months immediately prior to the date of such hiring/engagement, an employee and/or contractor of Eve and/or any company of Eve’s economic group, in his/her own name or in the name of any individual, company, partnership, firm, or organization; and (ii) not solicit, persuade, or induce any director, employee, or any other service provider of Eve to terminate or fail to extend or renew his/her employment, contractual, or business relationship with Eve; or to be hired by or associate with any party other than Eve.

CLAUSE THREE – AUDIT

3.1. The Employee acknowledges that Eve may, at any time, itself or through a duly appointed representative, audit compliance with the provisions of this Amendment, and, consequently, the Employee may be required to present a copy of the Employment and Social Security Work Record (Carteira de Trabalho e Previdência Social) or other documents evidencing full compliance with the obligations set forth herein.

CLAUSE FOUR – EMPLOYMENT STATUS

4.1. This Amendment does not impose on the Employee or Eve any obligation, as applicable, to hire or maintain the Employee at Eve, nor to alter Eve’s policies regarding termination of employment agreements of its employees and directors. This Amendment does not grant the Employee any job stability. In the event of termination of the Employee’s Employment Agreement, the Employee shall be entitled to the rights provided therein and under applicable law.

CLAUSE FIVE – GENERAL CONDITIONS

5.1. Notices and all other communications provided for herein shall be made in writing and shall be deemed delivered if personally delivered, sent by mail, or by email.

5.2. This instrument and any amounts stipulated herein are enforceable according to their terms and conditions, constituting an extrajudicial enforceable title pursuant to Article 784 of Law No. 13,105, of March 16, 2015 (Brazilian Code of Civil Procedure).

5.3. Any and all amounts paid under this instrument shall be considered an Enforceable Title and may be collected through enforcement proceedings, since the Parties hereby acknowledge such amounts as liquid and certain, attributing to this instrument the quality of an extrajudicial enforceable title, pursuant to Article 784, item III, of the Code of Civil Procedure.

5.4. No amendment to any provision of this instrument shall be valid unless made in writing and confirmed, in writing, by all Parties.

5.5. This instrument is entered into on an irrevocable and irreversible basis, binding the Parties and their successors, for any purpose.

5.6. Any failure or delay by either Party to exercise any right, power, or privilege under this instrument shall not constitute waiver, release, or novation. No Party shall be deemed to have waived any provision unless such waiver is made in writing and signed by such Party.

5.7. The clauses of the Employment Agreement not expressly amended hereby remain in full force and effect for all legal purposes.

IN WITNESS WHEREOF, the Parties execute this Amendment by electronic signature, in the presence of the witnesses below.

São José dos Campos, July 17, 2024.

/s/ Willians Alves da Silva	/s/ Simone Galvao de Oliveira
Employer	Employee

Witnesses:

s/ Gabriel da Silva Brito	/s/ Isabela Vaz de Sant’Ana
Name: Gabriel da Silva Brito RG: [***]	Name: Isabela Vaz de Sant’Ana RG: [***]

ANNEX I

[Intentionally omitted]